Exhibit 99.1

YP CORP. ANNOUNCES CONCLUSION OF MAR & ASSOCIATES RELATIONSHIP

JUNE 25, 2004

(MESA, AZ) -- YP Corp. (OTC BB: YPNT), a leading provider of Internet Yellow Pages and related services, announced today that it has been unable to agree upon final terms with Mar & Associates, Inc. regarding the provision of investment banking services in connection with YP Corp.'s exploration of strategic alternatives for its business. Accordingly, the Company has concluded its relationship with MAR, which had previously provided the services of Chief Financial Officer through MAR's president, David Iannini. YP Corp. is currently in negotiations to fill the CFO role and expects to name a replacement in the near future.

ABOUT YP CORP.

YP Corp., a leading provider of Internet-based Yellow Pages services, offers an Internet Advertising Package ("IAP") that includes a Mini-WebPage(TM) and Preferred Listing through its Yellow Pages web site at www.YP.Com. The Company's web site contains listings for approximately 18 million businesses in the United States and 150 million individuals in the United States and Canada. As of March 31, 2004, YP Corp. had approximately 305,000 IAP advertisers.

YP Corp. also provides an array of other Internet services that complement its Yellow Pages web site, including an Internet Dial-Up Package(TM) (dial-up Internet access) and QuickSite(TM) (web site design & hosting services).

YP Corp. is a longstanding member, exhibitor and sponsor of the two major Yellow Pages trade associations - Yellow Page Integrated Media Association "YPIMA," the major trade association of Yellow Pages publishers throughout the world, and the Association of Directory Publishers "ADP," which mostly represents independent Yellow Pages publishers. YP Corp. is based in Mesa, AZ. For more information, visit the web site at www.YP.Com.
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FORWARD-LOOKING  DISCLAIMER

This press release may include statements that constitute "forward-looking statements," which are often characterized by the terms "may," "believes," "projects," "expects," or "anticipates," and do not reflect historical facts. Forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of YP Corp. and its subsidiary to be materially different from those expressed or implied by such forward-looking statements. Specific forward-looking statements contained in this press release include, without limitation, the Company's expectation that it will name a replacement for the CFO position in the short term. Factors that may affect forward-looking statements and the Company's business generally include but are not limited to (i) the inability to arrive at terms with a potential CFO replacement that are acceptable to the Company; (ii) Challenges the Company will face as a result of the indictment of its former CEO, Angelo Tullo; (iii) the success of existing competitors and the introduction of new competitors in the market; (iv) the impact of existing or new regulation on


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the  Company's  marketing  and  solicitation  efforts;  (v)  risk  factors  and cautionary statements made in the Company's Annual Report on Form 10-KSB for the period ended September 30, 2003; and (vi) other factors that YP Corp. is currently unable to identify or quantify, but may exist in the future.

Forward-looking statements speak only as of the date the statement was made. YP Corp. does not undertake and specifically declines any obligation to update any forward-looking statements.

Contact:
Roger Bedier
YP Corp Investor Relations
480-325-4339
rogerb@ypcorp.com


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